Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-279521

Prospectus Supplement

(To Prospectus dated May 28, 2024)

50,000,000

Ordinary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus supplement dated August 13, 2025 (the “Convertible Note Prospectus Supplement”) relating to the issuance of ordinary shares of VCI Global Ltd (“we,” “us,” “our,” or the “Company”), no par value per share (the “Shares”), to Alumni Capital LP (“Alumni Capital”) pursuant to the Securities Purchase Agreement, dated August 13, 2025, by and between us and Alumni (“Securities Purchase Agreement”).

On September 12, 2025, the Company announced that its board of directors has approved a reverse stock split of its ordinary share at a ratio of 1-for-30, effective at 12:01 a.m. Eastern Time on September 16, 2025, which proportionally reduced the Shares from 69,875,000 ordinary shares to 2,329,167 ordinary shares on a post-split basis.

We are filing the Prospectus Supplement to amend the Convertible Note Prospectus to increase the amount of Shares issuable to Alumni Capital under the Convertible Note Prospectus from 2,329,167 ordinary shares to 50,000,000 ordinary shares upon conversion of convertible notes and the exercise warrants issued pursuant to the Securities Purchase Agreement.

Alumni Capital is an underwriter within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The registration of the Offered Shares hereunder does not mean that Alumni Capital will actually purchase or that the Company will actually issue and sell all or any of the Offered Shares being registered pursuant to the registration statement related to this prospectus supplement.

You should read this prospectus supplement, the base prospectus, and any additional prospectus supplement or amendment carefully before you invest in our securities.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VCIG.” On November 19, 2025, the last reported sale price of our ordinary shares on Nasdaq was $1.22 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” section beginning on page S-8.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements and may elect to do so in future filings.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 20, 2025.